Exhibit 10.4

VANTIV, INC.
2012 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE SHARE AWARD
You (“Participant”) have been granted an award (“Award”) of restricted shares (“Performance Shares”) of Class A common stock, par value $0.00001 per share, of Vantiv, Inc. (the “Company”) as set forth below. The Award is granted under the Company’s 2012 Equity Incentive Plan (the “Plan”) and is subject to the terms and conditions of the Plan, this Notice of Performance Share Award (“Notice”) and the Performance Share Award Agreement (the “Award Agreement” or “Agreement”) attached to this Notice. Unless otherwise defined in this Notice or the Award Agreement, the terms defined in the Plan shall have the same meanings in this Notice and the Award Agreement.

Participant Name:
Number of Performance Shares:
Date of Grant:
Grant ID:
Performance Period:	The three-year period commencing on January 1, 2015 and ending on December 31, 2017.
Performance Goals:	The Performance Goals are set forth in Exhibit 1 to the Award Agreement.
Vesting Date:	Subject to the limitations set forth in this Notice, the Plan and the Award Agreement, the Performance Shares will vest on the third anniversary of the Date of Grant.

Additional Terms/Acknowledgements: By accepting (whether in writing, electronically or otherwise) this Award, Participant acknowledges and agrees to the following:
Participant understands that Participant’s employment with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the Award Agreement or the Plan changes the at-will nature of that relationship. Participant acknowledges that the Performance Shares are subject to forfeiture until they vest and that vesting is subject to (a) the achievement of the Performance Goals set forth in Exhibit 1 to the Award Agreement and (b) Participant’s continued employment through the third anniversary of the Date of Grant. Participant also understands that this Award is subject to the terms and conditions of the Award Agreement to which this Notice is attached and the Plan, both of which are incorporated herein by reference. Participant has read the Award Agreement and the Plan, and agrees to be bound by the terms of such documents, including the restrictive covenants contained therein. By accepting this Award, Participant consents to the electronic delivery as set forth in the Award Agreement and to participate in the Plan through an on-line or electronic system maintained by the Company or a third party designated by the Company.

VANTIV, INC.	Participant:
By:	By:
Signature	Signature
Title:	Title:
Date:	Date:

Exhibit 10.4

VANTIV, INC.
2012 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
Pursuant to the Notice of Performance Share Award (the “Notice”) and this Performance Share Award Agreement (“Agreement”), Vantiv, Inc. (the “Company”) has granted you (“you” or “Participant”) an award (the “Award”) of restricted shares of the Company’s Class A common stock, par value $0.00001 per share (“Performance Shares”), under its 2012 Equity Incentive Plan (the “Plan”). The Award is granted to you effective as of the Date of Grant set forth in the Notice. Capitalized terms not explicitly defined in this Agreement or in the Notice but defined in the Plan will have the same definitions as in the Plan. The details of your Award, in addition to those set forth in the Notice and the Plan, are as follows:
1.Grant of Performance Shares. Pursuant to Section 9 of the Plan, the Company hereby grants to the Participant an Award of the number of Performance Shares set forth in the Notice. The number of Performance Shares that the Participant actually earns and that will vest for the Performance Period will be determined by the level of achievement of the Performance Goals in accordance with Exhibit 1 attached hereto.
2.    Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2015 and ending on December 31, 2017.
3.    Performance Goals.
3.1    The number of Performance Shares earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit 1. All determinations of whether Performance Goals have been achieved, the number of Performance Shares earned by the Participant, and all other matters related to this Agreement shall be made by the Committee in its sole discretion.
3.2    Promptly following completion of the Performance Period, the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Performance Shares that the Participant shall earn, if any, subject to compliance with the requirements of Section 4.
4.    Vesting of Performance Shares. The Performance Shares are subject to forfeiture until they vest. Except as otherwise provided herein, the Performance Shares will vest and become nonforfeitable on the third anniversary of the Grant Date, subject to (a) the achievement of the Performance Goals set forth in Exhibit 1 attached hereto, and (b) the Participant’s Continuous Service Status from the Grant Date through the third anniversary of the Grant Date. The actual number of Performances Shares that are earned and vest under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goals set forth in Exhibit 1 and shall be rounded down to the nearest whole Performance Share.
5.    Effect of Termination of Employment on Performance Shares.
5.1    Except as provided in this Section 5 or Section 6 below, if the Participant’s Continuous Service Status terminates for any reason at any time before the Performance Shares have vested, the Performance Shares shall be automatically forfeited and cancelled upon such termination of Continuous Service Status and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.

5.2    Death or Disability. Notwithstanding Section 5.1, if the Participant’s Continuous Service Status terminates during the Performance Period as a result of the Participant’s death or Disability, the Participant will become fully vested on such date in a pro rata portion of 50% of the Performance Shares. Such pro rata portion shall be calculated by multiplying 50% of the Performance Shares by a fraction, the numerator of which equals the number of months that the Participant was employed during the Performance Period (including full credit for partial months) and the denominator of which equals the total number of months in the Performance Period.
5.3    Involuntary Termination without Cause. Notwithstanding Section 5.1, if the Participant’s Continuous Service Status terminates during the final year of the Performance Period as a result of the Participant’s termination by the Company without Cause (as defined below), the Performance Shares will vest in accordance with Section 4 subject to (x) achievement of the Performance Goals as if the Participant’s Continuous Service Status had not terminated, (y) a pro rata reduction calculated by multiplying the number of Performance Shares that Participant would have earned had the Participant’s Continuous Service Status not terminated by a fraction, the numerator of which equals the number of months that the Participant was employed during the Performance Period (including full credit for partial months) and the denominator of which equals the total number of months in the Performance Period, and (z) compliance with the restrictive covenants set forth in Section 12. If the Participant is a participant in the Company’s Executive Severance Policy, as the same may be amended from time to time, the provisions of this Section 5.3 shall also apply to a termination by the Participant for “Good Reason.”
5.4    Retirement. Notwithstanding Section 5.1, if the Participant’s Continuous Service Status terminates during the Performance Period due to Participant’s Retirement (as defined below), the Performance Shares will vest in accordance with Section 4 subject to (x) achievement of the Performance Goals as if the Participant’s Continuous Service Status had not terminated, (y) a pro rata reduction calculated by multiplying the number of Performance Shares that Participant would have earned had the Participant’s Continuous Service Status not terminated by a fraction, the numerator of which equals the number of months that the Participant was employed during the Performance Period (including full credit for partial months) and the denominator of which equals the total number of months in the Performance Period, and (z) compliance with the restrictive covenants set forth in Section 12.
5.5    Definition of “Retirement.” For purposes of this Agreement, “Retirement” means retirement from active employment with the Company or an Affiliate at or after (i) age 65 or (ii) age 55 having completed 5 years of Continuous Service Status as an Employee. Section 5.4 does not apply if Participant is terminated for Cause (as defined below) or gross misconduct. If Participant retires and does not meet the definition of Retirement, he or she will be considered to have resigned. Any disputes as to what constitutes “Retirement” shall be conclusively determined by the Committee or its delegate.
5.6    Definition of “Cause.” For purposes of this Agreement, except as otherwise provided in a written employment or severance agreement between the Participant and the Company or a severance plan of the Company covering the Participant (including a change in control severance agreement or plan), “Cause” shall mean any one or more of the following, (i) gross negligence or willful misconduct of a material nature in connection with the performance of the Participant’s duties, (ii) an indictment or conviction for (or pleading guilty or nolo contendere to) a felony, (iii) a non-de minimus intentional act of fraud, dishonesty or misappropriation (or attempted misappropriation) of the Company’s or any of its Affiliates’ funds or property; (iv) the Company or any of its Affiliates having been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant’s employment and such order or directive has not been vacated or reversed upon appeal; or (v) a violation of Section 12 hereof or any similar covenant or agreement between the Participant and the Company or an Affiliate; (vi) the Participant’s breach of any of material obligations in his or her employment agreement or offer letter; (vii) the Participant’s breach of his fiduciary duties as an officer or director of the Company or any of its Affiliates; or (viii) the Participant’s continued failure or refusal after written notice from the chief executive officer or his delegate (or the Board, in the case of the chief executive officer) to implement or follow the direction of the chief executive officer or his delegate (or the Board, as applicable). Any disputes as to what constitutes “Cause” shall be conclusively determined by the Committee or its delegate.
5.7    Release and Waiver of Claims. The special vesting provisions of this Section 5 are conditioned on and subject to Participant delivering a release and waiver of claims in form and substance satisfactory to the Company.
6.    Effect of a Change of Control.
6.1    General Rule. Subject to Section 6.2, in the event of a Change of Control, (x) 50% of the Performance Shares shall become fully vested as of the date of the Change of Control if the Change of Control occurs prior to the 18-month anniversary of the first day of the Performance Period or (y) a number of Performance Shares based on the level of achievement of the Performance Goals in accordance with Exhibit 1 shall become fully vested if the Change of Control occurs after the 18-month anniversary of the first day of the Performance Period, in each case without pro-ration for the percentage of the Performance Period that has elapsed.
6.2    Special Rule if Successor Assumes Performance Shares. Notwithstanding Section 6.1, if the Successor Corporation in a Change of Control agrees to honor or assume the Performance Shares on substantially equivalent contractual and financial terms, or agrees to grant a Substitute Award on substantially equivalent contractual and financial terms, the Performance Shares that would otherwise have vested in accordance with Section 6.1 above will instead be converted as of the date of the Change of Control to time-based restricted stock that cliff-vests on the last day of the Performance Period subject to Participant’s Continuous Service Status through such date; provided, however, that if, prior to the last day of the Performance Period, the Participant dies or becomes Disabled or is terminated without Cause (as defined above) or terminates for “Good Reason” (as defined under the terms of any employment agreement or severance policy to which or under which the Participant is a party or participant), the restricted stock shall vest in full as of the date of such termination. Any determination of whether assumed Performance Shares or Substitute Awards are on “substantially equivalent contractual and financial terms” will be conclusively determined by the Committee.
7.    Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the Performance Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such Performance Shares subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.
8.    Stockholder Rights; Dividends.
8.1    The Participant shall have the right to vote the Performance Shares.
8.2    The Participant shall not have the right to receive any cash dividends declared or awarded with respect to the Company’s Shares. Notwithstanding the foregoing, as of any date that the Company pays an ordinary cash dividend on its Shares, the Company will increase the number of Performance Shares hereunder by the number of shares that represent an amount equal to the per share cash dividend paid by the Company on its Shares multiplied by the number of Performance Shares held by the Participant as of the related dividend payment record date. Any such additional Performance Shares shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original Performance Shares to which they relate. No additional Performance Shares shall be granted with respect to any Performance Shares which, as of the record date, have either vested or been forfeited.
9.    No Right to Continued Service. Nothing in the Plan or this Agreement shall affect in any manner whatsoever the right or power of the Company, or a subsidiary or Affiliate of the Company, to terminate Participant’s service, for any reason, with or without cause.
10.    Adjustments. If any change is made to the outstanding Shares or the capital structure of the Company, if required, the Performance Shares shall be adjusted or terminated in any manner as contemplated by Section 5 of the Plan.
11.    Tax Liability and Withholding.
11.1    The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Performance Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. In this regard, upon vesting the Participant agrees to surrender to the Company a portion of the Performance Shares to satisfy tax withholding obligations; provided, however, that no Shares shall be surrendered with a value exceeding the minimum amount of tax required to be withheld by law. The Committee may permit Participant to satisfy any federal, state or local tax withholding obligation by any of the following additional means, or by a combination of such means:
(a)    tendering a cash payment;
(b)    “sell to cover;”
(c)    delivering to the Company previously owned and unencumbered Shares; or
(d)    any other arrangement approved by the Committee.
One or more of these methods may not be available to the Participant (or may be unavailable during a specified period) should the Company determine that its availability will or could violate the terms of any relevant law or regulation.
11.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Performance Shares or the subsequent sale of any shares, and (b) does not commit to structure the Performance Shares to reduce or eliminate the Participant’s liability for Tax-Related Items. In the event the Company’s obligation to withhold arises prior to the vesting of the Performance Shares or it is determined after the vesting of the Performance Shares that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, Participant agrees to hold the Company harmless from any failure by the Company to withhold the proper amount.
12.    Restrictive Covenants.
A.    Participant’s Covenants.

1.    Non-Competition. During the Restricted Period (as defined below), Participant shall not compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Business of the Company, as further described below. The parties agree that the following activities (without limitation) will be deemed to be competing:
(a)    directly or indirectly producing, developing, marketing, providing, handling, recommending, analyzing or accepting orders for products or services competitive with the Business of the Company, or assisting others to produce, develop, market, or provide such services or products; or
(b)    accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any person or entity that directly or indirectly produces, develops or markets a product, process, or service which is competitive with those products, processes, or services constituting the Business of the Company, whether existing or planned for the future, provided, however, that it shall not be a violation of this Agreement for Participant to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system; or
(c)    taking any other action that is likely or intended to result directly or indirectly in prospective or actual customers of the Company purchasing products, processes, or services which are competitive with those products, processes, or services constituting the Business from a competitor of the Company; or
(d)    accepting any job or engagement in which Participant may be in a position to use or disclose Confidential Information regarding the Business of which Participant acquired knowledge or to which Participant had access while employed by the Company.
The parties expressly agree that the foregoing list of activities is illustrative and non-exhaustive, and shall not limit Company’s right to protection from other activities that are competitive with the Business of the Company. In recognition of the national scope of the Company’s Business, in that it provides products and services to customers throughout the United States of America, Participant agrees that the foregoing restriction(s) shall be applicable throughout the United States of America. Participant agrees that such geographic restriction is reasonable.
2.    Non-Solicitation. During the Restricted Period, Participant agrees that Participant will not, either on Participant’s own behalf or on behalf of any other person or entity, directly or indirectly, (a) solicit any person or entity that is a customer of the Business or the Company, or has been a customer of the Company during the prior eighteen (18) months, to purchase any products or services the Business or the Company provided or provides to the customer, (b) interfere with any of the Business’s or the Company’s business relationships, or (c) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Business or the Company with whom Participant had contact, involvement or responsibility during Participant’s employment with the Company and/or its Affiliates, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Business or the Company.
3.    No-Hire. During the Restricted Period, Participant agrees that Participant will not, either on Participant’s own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of the Company or any of its Affiliates any person who is then an employee of the Company or its Affiliates or was such an employee within twelve (12) months of the date of such hiring, soliciting, or encouragement to leave.
4.    Confidentiality. The Participant will not at any time (whether during or after the Participant’s employment with the Company) disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside the Company (other than as necessary to perform the Participant’s employment duties) any Confidential Information without prior authorization of the Company. Upon termination of the Participant’s employment for any reason, the Participant shall return to the Company any and all Confidential Information and other property of the Company or its Affiliates in the Participant’s possession or control.
5.    Non-Disparagement. Participant agrees not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its Affiliates, or any of their respective directors, officers, agents, employees, products or services.
B.    Certain Definitions. For purposes of Section 12.A, the following definitions apply.
1.    “Business” means the type of business conducted by the Company or its Affiliates currently or at any time in the past five years, or in the future, including but not limited to: (i) merchant processing services (including payment authorization, clearing and settlement for credit, debit, check authorization and truncation), (ii) gift, private label, stored value and prepaid card processing, (iii) electronic funds transfer services to business customers (including debit and ATM card processing and driving services, PIN and signature debit transaction authorization settlement and exception processing, (iv) payment and ATM network switching services (including the Jeanie network), (v) credit and debit card production, activation, replacement and related management services (including on an outsourced basis), (vi) payments-related reselling services, (vii) other value added services (including fraud detection, prevention and management services) relating to the foregoing, (viii) promotional messaging service relating to the foregoing, (ix) debit portfolio management services related to the foregoing, (x) data processing services related to the foregoing, and (xi) the development, marketing, or sale of technology or applications related to point-of-sale payments or the embedding of payment processing technology or capabilities in business applications.
2.    “Confidential Information” shall mean information or material of the Company which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (A) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (B) information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s services, products or software; (C) information on or material relating to the Company which when received is marked as “proprietary,” “private,” or “confidential”; (D) trade secrets of the Company; (E) software of the Company in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and (F) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Participant outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.
3.    “Restricted Period” means the period of Participant’s employment by the Company or one of its Affiliates and twelve (12) months following termination of such employment for any reason (eighteen months in the case of the Company’s chief executive officer).

C.Representations, Warranties and Acknowledgements. Participant acknowledges that Participant’s services are of a special, unique and extraordinary character, and Participant’s position with the Business and the Company places Participant in a position of confidence and trust with the customers, suppliers, vendors, employees and agents of the Company.
1.    Participant also acknowledges that businesses that are competitive with the Company include, but are not limited to, any businesses which are engaged in the Business or any other lines of business that the Company may engage in the future. Participant further acknowledges that the nature of the Business and the other businesses of the Company are national in scope.
2.    Participant represents and warrants to the Company that Participant is not a party to any agreement, commitment, arrangement or understanding (whether oral or written) that in any way conflicts with or limits Participant’s ability to commence or continue to render services to the Company or that would otherwise limit Participant’s ability to perform all responsibilities in accordance with the terms and subject to the conditions of Participant’s employment.
D.    Remedies. If Participant breaches any provision of Section 12.A hereof, all Performance Shares, whether vested or unvested, shall be immediately forfeited and cancelled or the Participant shall deliver to the Company the pre-tax income derived from any prior disposition of vested Performance Shares. Participant hereby further consents and agrees that in the event of breach or threatened breach by Participant of any provision of Section A hereof, the Company shall be entitled to (a) temporary and preliminary and permanent injunctive relief and without the posting any bond or other security, (b) damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, (c) recovery of all attorney’s fees and costs incurred by the Company in obtaining such relief, (d) cessation and repayment of any severance benefits paid to Participant pursuant to any agreement with the Company, including any employment agreement, severance benefit agreement, plan or program of the Company, and (e) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach or threatened breach. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.
E.    Early Resolution Conference.    The provisions of this Section 12 are understood to be clear and enforceable as written and are entered into by Participant and the Company on that basis. However, should Participant later believe any provision in this Section 12 to be unclear, unenforceable, or inapplicable to activity that Participant intends to engage in, Participant will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Participant will provide this notification at least fourteen (14) days before Participant engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. Any professional activity related to the electronic payments industry in any way shall fall within the scope of this obligation. The failure to comply with this requirement shall waive Participant's right to challenge the reasonable scope, clarity, applicability, or enforceability of this Section 12 and its restrictions at a later time. All rights of Participant and the Company will be preserved if the early resolution conference requirement is complied with even if no agreement is reached in the conference.
F.    Governing Law. Notwithstanding Section 13 or any other provision in this Agreement or the Plan to the contrary, because the Company is headquartered in the State of Ohio, the provisions of this Section 12 of the Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the choice of law rules of any state, including any state in which Participant works.

G.    Miscellaneous.
1.    If any provision or clause of this Section 12, or portion thereof, shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Section 12, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
2.    This Section 12 may not be changed or terminated orally and can only be changed by an agreement in writing signed by the Company and the Participant.
13.    Governing Law; Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law. Except as provided in Section 13, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in federal or state court in Hamilton County, Ohio, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the exclusive jurisdiction of any such court in any suit, action or proceeding.
14.    Interpretation; Amendment; Enforcement of Rights. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan. Any dispute regarding the interpretation of this Agreement or the Plan shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement; provided, however, that the Committee has the right to amend, alter, suspend, discontinue or cancel the Performance Shares, prospectively or retroactively; provided further, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent. No course of dealing or any delay on the part of the Company or the Participant in exercising any rights hereunder shall operate as a waiver of any such rights.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.  No course of dealing or any delay on the part of the Company in exercising similar rights with regard to other participants shall operate as a waiver of any rights hereunder.
15.    Performance Shares Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
16.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Performance Shares may be transferred by will or the laws of descent or distribution.

17.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
18.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Performance Shares in this Agreement does not create any contractual right or other right to receive any Performance Shares or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.
19.    Section 162(m). To the extent that payments under this Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, this Award shall be construed and administered in a manner consistent with such intent.
20.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. In addition and notwithstanding anything to the contrary in this Agreement, we reserve the right to revise this Agreement as we deem necessary or advisable, in our sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of Performance Shares. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
21.    No Impact on Other Benefits. The value of the Participant’s Performance Shares is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
22.    Acknowledgement. The Company and the Participant acknowledge and agree that the Award is granted under and governed by the Plan and the provisions of the Notice and this Agreement. The Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that the Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Award subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
23.    Electronic Delivery and Acceptance. By accepting this Award, the Participant consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses, and any other documents, communications or information related to or that the Company may be required to deliver in connection with the Plan, the Award or the Shares. Electronic delivery of a document may be via e-mail, by reference to a location on the Company’s intranet site or the internet site of a third party involved in administering the Plan, or such other delivery determined at the Company’s discretion. Participant also consents and agrees to participate in the Plan through an on-line or electronic system maintained by the Company or a third party involved in administering the Plan. This Agreement will be deemed to be signed by Participant upon the electronic grant acceptance by Participant of the Notice of Performance Share Award to which it is attached.

24.    Repayment Obligation. In the event that (i) the Company issues a restatement of financial results to correct a material error and (ii) the Committee determines, in good faith, that Participant’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (iii) some or all of the Performance Shares that were granted and/or earned during the three year period prior to such restatement would not have been granted and/or earned, as applicable, based upon the restated financial results, the Participant shall immediately return to the Company the Performance Shares, whether vested or unvested, or the pre-tax income derived from any prior disposition of vested of the Performance Shares, that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”). This Repayment Obligation shall be in addition to any compensation recovery policy that may be adopted by the Company or by the Committee pursuant to the Plan, or is otherwise required by applicable law or the rules of the Securities and Exchange Commission.
25.     Confidentiality. By accepting this Award, Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim arising out of or relating to or concerning the Plan or this Agreement, except that Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim and to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

EXHIBIT 1
2015 PERFORMANCE SHARE AWARDS
Performance Period
The Performance Period is the three-year period beginning January 1, 2015 and ending December 31, 2017.
Performance Goals
The number of Performance Shares earned shall be determined by reference to the Company’s cumulative compound annual growth rate over the Performance Period in: 1) net revenue, which will determine the vesting of 30% of the Performance Shares; and 2) pro forma adjusted net income per share, which will determine the vesting of 70% of the Performance Shares.
Determining Performance Shares Earned
Except as otherwise provided in the Plan or the Agreement, the number of Performance Shares earned with respect to the Performance Period shall be determined as follows:

Net Revenue (30%)		Proforma Adjusted Net Income Per Share(1) (70%)
Cumulative Compound Annual Growth Rate	Shares Earned as a Percent of Target Award(2)	Cumulative Compound Annual Growth Rate	Shares Earned as a Percent of Target Award(2)
% and above	200% (maximum)	% and above	200% (maximum)
%	100% (target)%		100% (target)
%	50% (threshold)%		50% (threshold)
Below %	0%	Below %	0%
(1) Excluding dilutive effects of warrant held by Fifth Third Bank.
(2) For performance between the established levels, the number of Performance Shares earned will be based on linear interpolation between such levels.
Award Range
Depending on the Company's performance against the Performance Goals, the Participant may earn between 0% and 200% of the target award (which represents 25% of the maximum number shown in the Notice for threshold performance, 50% for target performance, and 100% for maximum performance).
Determining Maximum Award
The target number of performance shares is determined on the date of grant by dividing the dollar amount of the target award by the closing price of the Company's Class A common stock on the date of grant. The maximum number represents 200% of the target number.